Exhibit 1.1

ARTICLES OF INCORPORATION OF PicoCELA Inc.

CHAPTERⅠ. GENERAL PROVISIONS

(Company Name)

Article 1	The company shall be called PicoCELA Kabushiki Kaisha, and it shall be referred to as PicoCELA Inc. in English.

(Purpose)

Article 2	The company aims to engage in the following businesses:

(1)	Planning, development, sales, and maintenance related to information communication systems.

(2)	Planning, production, development, sales, leasing, rental, maintenance, and consulting related to information communication systems and software.

(3)	Development, manufacturing, sales, and import/export of communication and information processing equipment.

(4)	Sale and licensing of intellectual property rights and mediation of usage rights.

(5)	Any and all operations incidental to the above items.

(Location of Head Office)

Article 3	The company shall have its head office located in Chuo-ku, Tokyo.

(Organizations)

Article 4	In addition to the general meeting of shareholders and directors, the company shall have the following organizations:

(1)	Board of Directors

(2)	Corporate Auditors

(3)	Board of Corporate Auditors

(Method of Public Notice)

Article 5	The company’s public notices shall be made electronically. However, if electronic notice is not possible due to accidents or other unavoidable reasons, the public notices shall be published in the official gazette.

CHAPTERⅡ. SHARES

(Total Number of Shares Authorized to be Issued)

Article 6	The total number of shares authorized to be issued by the company shall be 91,735,440 shares.

(Acquisition of Own Shares)

Article 7	The company may acquire its own shares through market transactions, etc., based on the resolution of the Board of Directors pursuant to Article 165, Paragraph 2 of the Companies Act.

(Request for Entry of Matters in the Shareholder Register)

Article 8	When a person acquires shares of the company, they must jointly request the entry or recording of matters in the shareholder register using the prescribed request form, signed or sealed by the acquirer and the person recorded as the shareholder, their heir, or other universal successor. However, in cases stipulated by Ministry of Justice ordinances, the acquirer may request entry or recording alone.

(Registration of Pledge and Indication of Trust Property)

Article 9	For the company’s shares, a request for registration of pledge or indication of trust property must be made using the prescribed request form, signed or sealed by the parties involved and submitted to the company. The same applies to the cancellation of such registration or indication.

(Fees)

Article 10	In cases of requests as stipulated in the preceding two articles, the company-prescribed fees must be paid.

(Record Date)

Article 11	The shareholders recorded or registered in the final shareholder register as of the last day of each business year shall have the right to exercise rights at the ordinary general meeting of shareholders concerning that business year.

2	Additionally, if necessary, the company may, upon giving prior public notice, announce a specific date and have the shareholders recorded or registered in the final shareholder register as of that date or the registered pledgees of shares exercise their rights.

(Shareholder Register Administrator)

Article 12	The company shall appoint a shareholder register administrator.

2	The shareholder register administrator and its office location shall be determined by the resolution of the Board of Directors.

3	The creation and maintenance of the shareholder register and the register of new share subscription rights, and other matters related to the shareholder register and new share subscription rights register shall be entrusted to the shareholder register administrator, and the company shall not handle these matters.

(Share Handling Regulations)

Article 13	Matters concerning the handling of shares and fees of the company shall be governed by the laws, this Articles of Incorporation, and the Share Handling Regulations determined by the Board of Directors.

CHAPTER Ⅲ. GENERAL MEETING OF SHAREHOLDERS

(Convocation)

Article 14	The ordinary general meeting of shareholders of the company shall be convened in December every year, and extraordinary general meetings of shareholders shall be convened whenever necessary.

(Record Date for Ordinary General Meeting of Shareholders)

Article 15	The record date for voting rights at the ordinary general meeting of shareholders of the company shall be September 30 of each year.

(Omission of Convening Procedures)

Article 16	The general meeting of shareholders may be held without the convening procedures if all shareholders who can exercise voting rights at that meeting agree.

(Convener and Chairman)

Article 17	The general meeting of shareholders shall be convened and chaired by the President and Director.

2	In case of an accident involving the President and Director, another Director in the order predetermined by the Board of Directors shall convene and chair the general meeting of shareholders.

(Electronic Provision Measures)

Article 18	The company shall take electronic provision measures for information that constitutes the content of reference materials for the general meeting of shareholders when convening the meeting.

2	However, the company does not need to describe all or part of the matters provided electronically in the documents delivered to shareholders who requested them by the record date for voting rights, as stipulated by Ministry of Justice ordinances.

(Method of Resolution)

Article 19	Unless otherwise stipulated by law or this Articles of Incorporation, resolutions of the general meeting of shareholders shall be adopted by a majority of the voting rights of the shareholders present who can exercise voting rights.

2	Special resolutions under Article 309, Paragraph 2 of the Companies Act shall be adopted by at least one-third of the shareholders who can exercise voting rights and at least two-thirds of the voting rights of the shareholders present.

(Omission of Resolutions at General Meeting of Shareholders)

Article 20	If a proposal is made by the Directors or shareholders regarding matters that are the purpose of the resolution of the general meeting of shareholders, and if all shareholders who can exercise voting rights agree in writing or electronically, it shall be deemed that the proposal has been adopted as a resolution of the general meeting of shareholders.

(Proxy Exercise of Voting Rights)

Article 21	A shareholder may exercise voting rights by proxy through one (1) other shareholder who has voting rights in the company.

2	The shareholder or proxy must submit a document certifying the proxy right to the company for each general meeting of shareholders.

(Minutes of General Meeting of Shareholders)

Article 22	The minutes of the general meeting of shareholders, which record the matters stipulated by law, shall be prepared and kept at the head office of the company for ten years.

CHAPTER Ⅳ. DIRECTORS AND THE BOARD OF DIRECTORS

(Number of Directors)

Article 23	The number of Directors of the company shall not exceed five.

(Method of Election)

Article 24	Directors shall be elected at the general meeting of shareholders.

2	The resolution for the election of Directors shall be adopted by at least one-third of the shareholders who can exercise voting rights and a majority of the voting rights of the shareholders present.

3	The resolution for the election of Directors shall not be by cumulative voting.

(Term of Office)

Article 25	The term of office of Directors shall be until the conclusion of the ordinary general meeting of shareholders concerning the final business year ending within one year after their election.

2	The term of office of a Director elected to fill a vacancy or as an addition shall be until the end of the term of office of the other Directors.

(Representative Directors and Executive Directors)

Article 26	The Board of Directors shall elect Representative Directors by its resolution.

2	The Board of Directors may appoint one Chairman, one President and Director, several Vice Presidents, Senior Managing Directors, and Managing Directors by its resolution.

(Convener and Chairman of Board of Directors)

Article 27	The Board of Directors shall be convened and chaired by the President and Director unless otherwise stipulated by law.

2	In case of an accident involving the President and Director, another Director in the order predetermined by the Board of Directors shall convene and chair the Board of Directors meeting.

(Notice of Convocation of Board of Directors Meeting)

Article 28	The notice of convocation of a Board of Directors meeting shall be given to each Director and Corporate Auditor at least three days before the meeting date. However, in case of urgency, this period may be shortened.

2	If all Directors and Corporate Auditors agree, the Board of Directors meeting may be held without the convocation procedures.

(Omission of Resolutions of the Board of Directors)

Article 29	If the requirements of Article 370 of the Companies Act are met, it shall be deemed that the Board of Directors has adopted a resolution.

(Minutes of Board of Directors Meeting)

Article 30	The minutes of the Board of Directors meeting, which record the summary of proceedings and results and other matters stipulated by law, shall be prepared and signed or sealed by the Directors and Corporate Auditors present.

(Regulations of the Board of Directors)

Article 31	Matters concerning the Board of Directors shall be governed by the laws, this Articles of Incorporation, and the Board of Directors Regulations determined by the Board of Directors.

(Exemption of Liability of Directors)

Article 32	The company may, by resolution of the Board of Directors, exempt Directors (including former Directors) from liabilities for damages caused by their neglect of duties to the extent permitted by law, pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act.

2	The company may also enter into an agreement with Directors (excluding Executive Directors, etc.) to limit their liability for damages under Article 423, Paragraph 1 of the same Act, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act. However, the limit of liability for damages under such agreement shall be the minimum liability amount stipulated by law.

(Compensation, etc.)

Article 33	The compensation, bonuses, and other financial benefits received by Directors from the company for their execution of duties shall be determined by resolution of the general meeting of shareholders.

CHAPTER Ⅴ. CORPORATE AUDITORS AND THE BOARD OF CORPORATE AUDITORS

(Number of Corporate Auditors)

Article 34	The number of Corporate Auditors of the company shall not exceed three.

(Method of Election)

Article 35	Corporate Auditors shall be elected by resolution of the general meeting of shareholders.

2	The resolution for the election of Corporate Auditors shall be adopted by at least one-third of the shareholders who can exercise voting rights and a majority of the voting rights of the shareholders present.

(Term of Office)

Article 36	The term of office of Corporate Auditors shall be until the conclusion of the ordinary general meeting of shareholders concerning the final business year ending within four years after their election.

2	The term of office of a Corporate Auditor elected to fill a vacancy or as an addition shall be until the end of the term of office of the other Corporate Auditors.

(Full-time Corporate Auditors)

Article 37	The Board of Corporate Auditors shall elect full-time Corporate Auditors by its resolution.

(Notice of Convocation of Board of Corporate Auditors Meeting)

Article 38	The notice of convocation of a Board of Corporate Auditors meeting shall be given to each Corporate Auditor at least three days before the meeting date. However, in case of urgency, this period may be shortened.

2	If all Corporate Auditors agree, the Board of Corporate Auditors meeting may be held without the convocation procedures.

(Regulations of the Board of Corporate Auditors)

Article 39	Matters concerning the Board of Corporate Auditors shall be governed by the laws, this Articles of Incorporation, and the Board of Corporate Auditors Regulations determined by the Board of Corporate Auditors.

(Compensation, etc.)

Article 40	The compensation, etc., of Corporate Auditors shall be determined by resolution of the general meeting of shareholders.

(Exemption of Liability of Corporate Auditors)

Article 41	The company may, by resolution of the Board of Directors, exempt Corporate Auditors (including former Corporate Auditors) from liabilities for damages caused by their neglect of duties to the extent permitted by law, pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act.

2	The company may also enter into an agreement with Corporate Auditors to limit their liability for damages under Article 423, Paragraph 1 of the same Act, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act. However, the limit of liability for damages under such agreement shall be the minimum liability amount stipulated by law.

CHAPTER Ⅵ. ACCOUNTS

(Business Year)

Article 42	The business year of the company shall be from October 1 of each year to September 30 of the following year.

(Record Date for Dividends of Surplus)

Article 43	The record date for year-end dividends of the company shall be September 30 of each year.

2	The record date for interim dividends of the company shall be March 31 of each year.

3	In addition to the above, dividends of surplus may be distributed by setting a record date.

(Exclusion Period for Dividends)

Article 44	If dividends are in cash and are not received within three years from the start of payment, the company shall be released from the obligation to pay them.

(Matters Not Provided for in Articles of Incorporation)

Article 45	Matters not provided for in this Articles of Incorporation shall be governed by the Companies Act and other laws and regulations.